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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

WA Telecom Products Co., Inc.

World Access Holdings, Inc.

Telco Systems, Inc.

NACT Telecommunications, Inc.

Cellular Infrastructure Supply Company, Inc.

World Access Telecommunications Group, Inc.

Cherry Communications U.K. Limited

World Access Investment Corp.

World Access Capital Corp.